UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fifth Street Senior Floating Rate Corp.

(Name of Registrant as Specified In Its Charter)

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Fifth Street Senior Floating Rate Corp. The FSFR 2016 Annual Meeting is this Thursday, April 7th TIME IS SHORT! This is your last chance to protect the value of your investment. We urge you to vote the WHITE proxy card by telephone or by internet TODAY Maintaining Your Current Board and FSFR’s External Manager are Critical to the Company’s Success Vote FSFR’s Nominees to Enhance Stockholder Value Ivelin Dimitrov As CEO of FSFR and CIO of the Fifth Street platform, Ivelin is a key member of our Board, with unparalleled knowledge of the Company s business, operations and strategy Brian Dunn With 19 years of marketing, logistical and entrepreneurial experience, as well as important institutional knowledge of FSFR and the regulatory issues facing BDCs, Brian provides invaluable guidance and a unique perspective to our Board It is clear your Board has a history of delivering value and the know how to provide leadership in volatile markets. Terminating the Investment Advisory Agreement with FSM could have a disastrous immediate impact on FSFR, including the risk of: •Event of default under Citibank credit facility •Negative effect on 2015 debt securitization •Loss of administrative services and Fifth Street name We would expect that any other manager would have a fee structure that is less favorable to stockholders than FSFR s current, highly competitive fee structure. Under current Board leadership, FSFR s management fees are among the lowest in its peer group and the industry as a whole DO NOT BE MISLED BY IRONSIDES You may have just received a last ditch appeal from Ironsides, a short term and inexperienced investor in your company. We urge you not to be misled by Ironsides self serving statements and ill informed promises. Ironsides’ nominees bring NO unique expertise to our Board, and Robert Knapp has a particularly poor track record of value creation as a board member of another externally managed BDC Losing FSM as a manager would cause significant uncertainty for FSFR s future, as Ironsides has no clear path forward Ironsides does not have a platform to manage FSFR s portfolio or originate new credits on its own Ironsides cannot promise it will be able to find a competent new manager for FSFR if FSM were terminated Even if you have already voted using the Green card, you have every legal right to change your vote simply by electronically submitting the WHITE proxy card FOR FSFR’s director nominees. Only your last dated proxy card counts. Questions? Simply call our proxy solicitor, INNISFREE M&INCORPORATED Toll Free: (877) 717.3923 Banks and Brokers Call Collect: (212) 750.5833 PLEASE REVIEW THE IMPORTANT FACTS ON THE REVERSE SIDE

Fifth Street Senior Floating Rate Corp.

Protect the value of your investment.
Vote the WHITE Proxy Card today.

FIFTHSTREET

DELIVERING VALUE

Paying One of the Lowest Base Management Fees in Its Peer Group

FSFR	Peer Group Range
1.0%	UP TO 2.0%

Only one of 18 companies in the peer group pays a lower base management fee than FSFR's 1%.[1]

Expense Ratio That Beats its Peers

FSFR	Peer Median
2.5%	3.5%

Peer group median ratio of 3.5%, with only three of 18 peers with lower ratios.[2]

Efficiency Ratio That Beats its Peers

FSFR	Peer Median
37.6%[2]	40.2%

Ranks Among the Best in Class in Management Fees vs. Dividends

FSFR	Peer Median
23%[3]	34%

STRONG EXTERNAL MANAGER IN FSM

- Strong **17-year track record of creating value**, with over $7 billion invested
- Allows FSFR to be part of a larger direct origination platform with **access to FSM's strong relationships**
- Maintains active involvement with credits in FSFR's portfolio
- Instrumental in funding FSFR's Glick joint venture
- **Proactively limited FSFR's exposure to energy**, with year-end 2015 exposure only 0.7% of total investments – one of the lowest among peers

FSFR's Advisory Agreement with FSM Is the Result of a Robust Annual Review Process by the FSFR Board

The Board's annual review involves a thorough evaluation, including:

- Investment performance of FSFR and other portfolios with similar strategies to FSFR
- Comparative information on peer group fees and expenses
- Comparative BDC performance and other competitive factors

STEADY LEADERSHIP IN VOLATILE MARKETS

FSFR Director Nominees are Essential Members of the Board

Ivelin M. Dimitrov
Director and CEO

- As FSFR's CEO, he focuses on executing FSFR's strategy in order to enhance stockholder value
- Significant experience and expertise working with companies in the areas of financial analysis, valuation and investment research
- CIO of the entire Fifth Street platform

Brian S. Dunn
Director

- Brings unique expertise and perspective to the FSFR Board, with more than 19 years of marketing, logistical and entrepreneurial experience
- Provides invaluable guidance to our investor relations efforts and also skilled in leading committees requiring substantive expertise

Vote the **WHITE** Proxy Card today.

Vote **FOR** the company's nominees and **AGAINST** Ironsides' proposals to terminate the investment advisory relationship with FSM

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 717.3923
Banks and Brokers Call Collect: (212) 750.5833

[1] As of December 31, 2015. [2] As of September 30, 2015. [3] LTM as of September 30, 2015.